                                                                    EXHIBIT 12.1

                            VALERO ENERGY CORPORATION

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)




                                                                                       YEAR ENDED DECEMBER 31,
                                                                ---------------------------------------------------------------
                                                                   2001         2000         1999         1998          1997
                                                                ----------   ----------   ----------   ----------    ----------
PRETAX INCOME (LOSS) FROM CONTINUING OPERATIONS ..............  $  894,853   $  528,220   $   20,187   $  (83,091)   $  175,557
ADD (DEDUCT):
    NET INTEREST EXPENSE(1) ..................................      88,508       76,245       55,429       32,479        42,455
    AMORTIZATION OF PREVIOUSLY CAPITALIZED INTEREST ..........       5,368        5,152        5,132        4,900         4,865
    INTEREST PORTION OF RENTAL EXPENSE(2) ....................      30,708       24,079       19,002       15,926        13,193
    DISTRIBUTIONS ON PREFERRED SECURITIES OF
        SUBSIDIARY TRUST (DEDUCTED IN THE
        DETERMINATION OF PRETAX INCOME FROM
        CONTINUING OPERATIONS) ...............................      13,369        6,796           --           --            --
    DISTRIBUTIONS IN EXCESS OF EQUITY IN EARNINGS
        OF JOINT VENTURES(1)(3) ..............................       7,461        4,614        1,716        5,816         1,000
                                                                ----------   ----------   ----------   ----------    ----------
    EARNINGS AS DEFINED ......................................  $1,040,267   $  645,106   $  101,466   $  (23,970)   $  237,070
                                                                ==========   ==========   ==========   ==========    ==========

NET INTEREST EXPENSE(1) ......................................  $   88,508   $   76,245   $   55,429   $   32,479    $   42,455
CAPITALIZED INTEREST .........................................      10,634        7,433        5,753        5,340         1,695
INTEREST PORTION OF RENTAL EXPENSE(2) ........................      30,708       24,079       19,002       15,926        13,193
DISTRIBUTIONS ON PREFERRED SECURITIES OF SUBSIDIARY TRUST ....      13,369        6,796           --           --            --
                                                                ----------   ----------   ----------   ----------    ----------
     FIXED CHARGES AS DEFINED ................................  $  143,219   $  114,553   $   80,184   $   53,745    $   57,343
                                                                ==========   ==========   ==========   ==========    ==========

RATIO OF EARNINGS TO FIXED CHARGES(5) ........................         7.3X         5.6X         1.3X          (4)          4.1X
                                                                ==========   ==========   ==========   ==========    ==========

----------
(1) DURING 1995 THROUGH SEPTEMBER 1997, VALERO GUARANTEED ITS PRO RATA SHARE OF THE DEBT OF JAVELINA COMPANY, AN EQUITY METHOD INVESTEE IN WHICH VALERO HOLDS A 20% INTEREST. THE INTEREST EXPENSE RELATED TO THE GUARANTEED DEBT IS NOT INCLUDED IN THE COMPUTATION OF THE RATIO AS VALERO WAS NOT REQUIRED TO SATISFY THE GUARANTEE.

(2) THE INTEREST PORTION OF RENTAL EXPENSE REPRESENTS ONE-THIRD OF RENTS, WHICH IS DEEMED REPRESENTATIVE OF THE INTEREST PORTION OF RENTAL EXPENSE.

(3) DISTRIBUTIONS IN EXCESS OF EQUITY IN EARNINGS OF JOINT VENTURES FOR THE YEARS ENDED DECEMBER 31, 1999, 1998, AND 1997 HAVE BEEN RESTATED FROM THE AMOUNTS PRESENTED IN EXHIBIT 12.1 OF VALERO'S FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 1999 TO CONFORM WITH THE CONSENSUS REACHED BY THE FINANCIAL ACCOUNTING STANDARDS BOARD'S EMERGING ISSUES TASK FORCE IN MAY 2000 IN CONNECTION WITH ITS ISSUE NO. 00-1, "INVESTOR BALANCE SHEET AND INCOME STATEMENT DISPLAY UNDER THE EQUITY METHOD FOR INVESTMENTS IN CERTAIN PARTNERSHIPS AND OTHER VENTURES." IN CONNECTION WITH ADOPTING THIS CONSENSUS, VALERO CHANGED THE FINANCIAL STATEMENT PRESENTATION OF ITS INTEREST IN THE CLEAR LAKE, TEXAS METHANOL PLANT FROM A PROPORTIONATE GROSS PRESENTATION TO A SINGLE-AMOUNT EQUITY METHOD PRESENTATION.

(4) FOR 1998, EARNINGS WERE INSUFFICIENT TO COVER FIXED CHARGES BY $77.7 MILLION. THIS DEFICIENCY WAS DUE PRIMARILY TO A $170.9 MILLION PRE-TAX CHARGE TO EARNINGS TO WRITE DOWN THE CARRYING VALUE OF VALERO'S REFINERY INVENTORIES TO MARKET VALUE. EXCLUDING THE EFFECT OF THE INVENTORY WRITE-DOWN, THE RATIO OF EARNINGS TO FIXED CHARGES WOULD HAVE BEEN 2.7X.

(5) VALERO PAID NO DIVIDENDS ON PREFERENCE SECURITIES WITH RESPECT TO ITS CONTINUING OPERATIONS DURING THE PERIODS INDICATED, OTHER THAN DISTRIBUTIONS ON PREFERRED SECURITIES OF SUBSIDIARY TRUST; THEREFORE, THE RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS IS THE SAME AS THE RATIO OF EARNINGS TO FIXED CHARGES.